Exhibit 5.1

Austin Legal Group, APC

Lawyers

3990 Old Town Ave, Ste A-101

San Diego, CA 92110

Attorneys Licensed in California,

Hawaii & Arizona

Telephone

(619) 924-9600

Facsimile

(619) 881-0045

Can B̅ Corp.

960 South Broadway, Suite 120

Hicksville, NY 11801

June 28, 2021

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Can B̅ Corp., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by selling security holders of up to 14,499,724 shares (“Shares”) of the Company’s common stock, no par value.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares, and (iii) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the portion of the Shares already issued to the selling security holders have been validly issued, fully paid and are non-assessable. We are also of the opinion that the Shares underlying certain promissory notes and warrants held by the selling security holders, when issued upon conversion or exercise, as applicable, and the payment of the conversion or exercise price, if any, will be validly authorized, legally issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Florida and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

AUSTIN LEGAL GROUP, APC